Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-8 No. 333-222870) of WillScot Corporation 2017 Incentive Award Plan; and

(2)Registration Statement (Form S-8 No. 333-239626) pertaining to the WillScot Mobile Mini Holdings Corp. 2020 Incentive Award Plan;

of our reports dated February 19, 2026, with respect to the consolidated financial statements of WillScot Holdings Corporation and the effectiveness of internal control over financial reporting of WillScot Holdings Corporation included in this Annual Report (Form 10-K) of WillScot Holdings Corporation for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Baltimore, Maryland
February 19, 2026